EXHIBIT 1

MUSTANG CAPITAL ANNOUNCES INTENTION TO NOMINATE TWO ADDITIONAL HIGHLY QUALIFIED DIRECTORS AT FURMANITE'S 2015 ANNUAL MEETING

HOUSTON, TX, February 26, 2015 /PRNewswire/ -- Mustang Capital Management, LLC ("Mustang Capital"), beneficial owner (together with its board nominees) of approximately 4.9% of the outstanding common stock of Furmanite Corporation ("Furmanite") (NYSE: FRM), today announced that it has modified its slate of nominees for election to the Furmanite Board of Directors at the 2015 annual meeting of stockholders and intends to nominate Jeffery G. Davis and David E. Fanta in addition to Peter O. Haeg and John K. H. Linnartz, as previously announced (collectively, the "Nominees"). Mustang Capital plans to file proxy materials with the Securities and Exchange Commission asking for stockholders to vote for the Nominees on the WHITE proxy card.

Mustang Capital's current Nominees are as follows:

Jeffery G. Davis. Mr. Davis currently serves as Chairman and is the former Chief Executive Officer of The Brock Group, a leading provider of industrial specialty services to clients around the world with headquarters in Houston, Texas. The Brock Group's 17,000-plus employees support routine maintenance, turnarounds and capital projects by providing services, including scaffolding and work access, insulation, coatings/linings, fireproofing and support services. Under Mr. Davis's leadership, The Brock Group has experienced significant growth by integrating multiple acquisitions, growing market share during the economic downturn and maintaining focus on safety excellence and customer service, process driven solutions and innovations. Mr. Davis participates in many industry associations and community organizations as an advocate or active member. Mr. Davis's engagement and leadership both in business and the community have been recognized by his peers through his nomination for the Ernst & Young Entrepreneur of the Year Award, where he was named a finalist in both 2013 and 2014.

David E. Fanta. Mr. Fanta served as President, Chief Executive Officer and Director of Total Safety U.S. Inc. ("Total Safety") from 2005 to 2013. At Total Safety, he was responsible for leading the safety services company through a period of rapid growth and geographic expansion. Total Safety operates from 150 locations in 21 countries and its 3,200-plus employees serve blue chip energy and industrial clients globally. Prior to joining Total Safety, Mr. Fanta served as the President of PSC Industrial Outsourcing Group and as Senior Vice President, Philip Services Corporation, where he led the industrial maintenance business unit comprised of 75 operating locations with over 7,500 employees.

Peter O. Haeg. Mr. Haeg has been co-managing partner of Farnam Street Partners LP, a private investment partnership focused on small cap value investing, and Farnam Street Special Opportunities Fund, a private partnership focused on private equity investments, since 1998. Previously, Mr. Haeg worked in Piper Jaffray's Corporate Finance Department and was founder and Managing Director of their Corporate Client Services Group, which provided dedicated asset management services to Piper Jaffray's investment banking clients.  Prior to joining Piper Jaffray, Mr. Haeg was an associate with Donaldson, Lufkin, and Jenrette (Los Angeles).

John K. H. Linnartz. Mr. Linnartz has served as the Sole Managing Member of Mustang Capital since 2003. From 2000 to 2003, Mr. Linnartz served as Vice President and Member of the Bank and Thrift Group at Stephens, Inc. Prior to that, Mr. Linnartz was a Limited Partner at J. C. Bradford & Company (now UBS Financial Services). Mr. Linnartz also previously served as a Founding Director of Trinity Bank N.A. located in Fort Worth, Texas and as a Director of O.I. Corporation, a then publicly traded provider of innovative products for chemical analysis and monitoring, until its sale to ITT Corporation. While at O.I. Corporation, Mr. Linnartz served as Chairman of the Nominating and Corporate Governance Committee, Chairman of the Audit Committee and as Co-Chairman of the Board of Directors.

About Mustang Capital

Mustang Capital is an investment management firm, which provides professional investment management services to high net worth clients, partnerships, trusts and retirement accounts.

Investor contact:

Mustang Capital Management, LLC

John K. H. Linnartz, Managing Member, (713) 520-0911

Morrow & Co., LLC

Joseph J. Mills, Senior Managing Director, (203) 658-9423

MUSTANG CAPITAL MANAGEMENT LLC ("MUSTANG CAPITAL"), JEFFERY G. DAVIS, DAVID E. FANTA, PETER O. HAEG AND JOHN K. H. LINNARTZ (COLLECTIVELY, THE "NOMINEES" AND TOGETHER WITH MUSTANG CAPITAL, THE "PARTICIPANTS") INTEND TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE PARTICIPANTS' SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF FURMANITE CORPORATION (THE "COMPANY") FOR USE AT THE COMPANY'S 2015 ANNUAL MEETING OF STOCKHOLDERS (THE "PROXY SOLICITATION"). ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE PROXY SOLICITATION WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. WHEN COMPLETED, THE DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING WHITE PROXY CARD WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND WILL BE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV/.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS WILL BE CONTAINED IN EXHIBIT 2 TO THE SCHEDULE 14A TO BE FILED BY MUSTANG WITH THE SEC ON FEBRUARY 26, 2015. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCE INDICATED ABOVE.